UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

HEALTHCARE TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	38-3888962
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

650 Fifth Avenue, 30th Floor, New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
N/A	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: Common Share Purchase Rights

Item 1. Description of Registrant’s Securities to be Registered.

On December 8, 2020, Healthcare Trust, Inc. (the “Company”), following authorization by its board of directors, declared a dividend of one common share purchase right (a “Right”), payable on December 18, 2020, for each share of the Company’s common stock, par value $0.01 per share (“Common Stock”), outstanding on December 18, 2020 to the stockholders of record on that date. As previously disclosed, in connection with the distribution of the Rights, the Company has entered into a Rights Agreement (the “Rights Agreement”), dated as of May 18, 2020, with Computershare Trust Company, N.A., as rights agent. If the Rights become exercisable, each Right entitles the registered holder to purchase from the Company one share of Common Stock at a price of  $31.50 per share of Common Stock, subject to adjustment.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is attached hereto as Exhibit 4.1 and incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description of the Rights set forth under Item 1.01 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 19, 2020, and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2. Exhibits

Exhibit No.	Description

4.1(1)	Rights Agreement, dated May 18, 2020, between Healthcare Trust, Inc. and Computershare Trust Company, N.A., as Rights Agent.

(1)	Incorporated by reference to an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 19, 2020.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, on this 8th day of December, 2020.

healthcare trust, INC.

By:	/s/ Edward M. Weil, Jr.
Name:	Edward M. Weil, Jr.
Title:	Chief Executive Officer and President